Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Closing of $175 Million 4.50% Senior Notes Due 2018

SCOTTSDALE, Ariz., March 13, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the closing and settlement of a private placement of $175 million aggregate principal amount of its 4.50% Senior Notes due 2018. The notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

As announced on February 27, 2013, Meritage intends to use the net proceeds from the offering to repurchase or redeem all $99,825,000 aggregate principal amount of its 7.731% Senior Subordinated Notes due 2017 with the remaining proceeds to be used for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of December 31, 2012, the company had 158 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.

The Meritage Homes Corporation logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=2624

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding Meritage’s intention to repurchase $99.8 million aggregate principal amount of its 7.731% Senior Subordinated Notes due 2017, all of which are subject to significant risks and uncertainties. The company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of materials and labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to preserve our deferred tax assets and use them within the statutory time limits; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; the company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors,” which can be found on our website.

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